Exhibit 99.1

PRESS RELEASE

FOR IMMEDIATE RELEASE	Contact:	Paul Surdez (609) 452-4807 www.covance.com

COVANCE REPORTS SECOND QUARTER REVENUE OF $466M AND EPS OF $0.66

Princeton, New Jersey, July 29, 2009 — Covance Inc. (NYSE: CVD) today reported GAAP earnings for its second quarter ended June 30, 2009 of $0.67 per diluted share, inclusive of a $0.01 per share gain related to the sale of its centralized ECG business in 2007. Excluding the gain on sale, earnings were $0.66 per diluted share.

“On a consolidated basis, second quarter net revenues grew 6.7% year-on-year (13.1% excluding the impact of foreign exchange), operating margin expanded sequentially to 12.9%, and EPS of $0.66 exceeded our second quarter expectation,” said Joe Herring, Chairman and Chief Executive Officer.  “In Early Development, revenues grew 3.8% from the first quarter and operating margins were 13.6%, despite toxicology results declining sequentially as we previously forecasted.  Toxicology results are on track for sequential improvement in the third quarter, based upon scheduled backlog.  In Late-Stage Development, very strong demand led to accelerated revenue growth of 19.0% in the quarter (26.4% excluding the impact of foreign exchange) and operating margin of 24.6%, a 200 basis point increase above last quarter’s record high.

“On the commercial front, adjusted net orders in the second quarter were $516 million, representing an adjusted book-to-bill ratio of 1.11 to 1. On a trailing twelve month basis, our Late-Stage Development adjusted book-to-bill was 1.5 to 1. Consolidated backlog grew 55% year on year to $4.66 billion.  The $145 million minimum contract commitment associated with the pending acquisition of Merck’s genomics laboratory is included in backlog, but is excluded from adjusted net orders.

“To reflect the weakening of the US dollar and a slightly lower tax rate, we are upwardly adjusting our 2009 revenue growth target to the mid- to upper-single digits and our earnings per share target to a range of $2.60 to $2.80 per share (excluding gains on the sales of our centralized ECG and IVRS service lines and using June 30 exchange rates), versus our previous targets of single-digit revenue growth and earnings of $2.50 to $2.70 per share.”

Consolidated Results

($ in millions except EPS)	2Q09	2Q08	Change	1H09	1H08	Change
Total Revenues	$489.2	$461.8		$957.7	$895.9
Less: Reimbursable Out-of-Pockets	$23.2	$24.9		$50.4	$46.5
Net Revenues	$466.0	$436.9	6.7%	$907.3	$849.4	6.8%
Operating Income	$60.0	$67.5	(11.1)%	$115.9	$130.2	(10.9)%
Operating Margin %	12.9%	15.4%		12.8%	15.3%
Net Income	$43.0	$50.9	(15.5)%	$83.3	$100.0	(16.7)%
Diluted EPS	$0.67	$0.80	(16.0)%	$1.30	$1.56	(16.7)%
Gain on Sale, net of tax	$0.4	$0.6		$0.4	$2.6
Net Income Excluding Gain on Sale	$42.6	$50.3	(15.3)%	$82.9	$97.4	(14.9)%
Diluted EPS Excluding Gain on Sale	$0.66	$0.79	(15.9)%	$1.29	$1.52	(14.9)%

Operating Segment Results

Early Development

($ in millions)	2Q09	2Q08	Change	1H09	1H08	Change
Net Revenues	$199.8	$213.1	(6.3)%	$392.3	$415.2	(5.5)%
Operating Income	$27.1	$54.2	(50.0)%	$54.2	$104.8	(48.2)%
Margin %	13.6%	25.4%		13.8%	25.2%

The Company’s Early Development segment includes preclinical toxicology, analytical chemistry, clinical pharmacology services, and research products.  Early Development net revenues for the second quarter of 2009 were $199.8 million compared to $213.1 million in the second quarter of 2008 and $192.5 million in the first quarter of 2009.  Lower demand in toxicology drove the year-on-year decline in revenue. Sequential growth was driven by a rebound in demand for clinical pharmacology, analytical chemistry, and research products. In the quarter, foreign exchange negatively impacted year-on-year revenue growth by 540 basis points.

Operating income for the second quarter of 2009 declined 50.0% year-over-year to $27.1 million, compared to $54.2 million in the second quarter of last year. Operating margins for the second quarter of 2009 were 13.6% compared to 25.4% in the second quarter of 2008 and 14.1% last quarter.  Second quarter operating margins were impacted by a lower level of study activity, costs related to the staffing and validating of the new preclinical drug development facility in Chandler, and severance related to the retirement of a building on the Vienna, Virginia campus. In addition, the company continued to maintain staffing levels above current needs at our five other preclinical campuses to support expected increases in revenue generation in the second half of the year.

Late-Stage Development

($ in millions)	2Q09	2Q08	Change	1H09	1H08	Change
Net Revenues	$266.3	$223.8	19.0%	$515.0	$434.2	18.6%
Operating Income	$65.5	$43.0	52.4%	$121.8	$81.9	48.8%
Margin %	24.6%	19.2%		23.7%	18.9%

The Late-Stage Development segment includes central laboratory, Phase II-III clinical development, and commercialization services (periapproval services and market access services).  Late-Stage Development net revenues for the second quarter of 2009 grew 19.0% to $266.3 million compared to $223.8 million in the second quarter of 2008.  Sequentially, revenues grew $17.6 million, or 7.1% from last quarter. The sequential and year-on-year growth was led by the continued exceptional performance of our central laboratory as well as strong performances in our Clinical Development and Commercialization services.  Foreign exchange negatively impacted year-on-year revenue growth in the quarter by 740 basis points.

Operating income for the second quarter of 2009 increased 52.4% to $65.5 million compared to $43.0 million in the second quarter of the prior year.  Record profitability in central laboratory and clinical development services led to exceptional operating margins of 24.6% for the second quarter of 2009 compared to 19.2% in the second quarter of last year and 22.6% last quarter. Operating margin in Late-Stage Development is expected to moderate closer to first quarter 2009 levels in the back half of the year.

Corporate Information

The Company’s backlog at June 30, 2009 grew 54.7% year-over-year to $4.66 billion compared to $3.01 billion at June 30, 2008 and $4.42 billion at March 31, 2009. Foreign exchange positively impacted sequential backlog growth by $85 million.  Adjusted net orders (net orders adjusted for dedicated capacity contracts) were $516 million in the second quarter of 2009.

Corporate expenses totaled $32.6 million in the second quarter of 2009 compared to $27.5 million last quarter and $29.8 million in the second quarter of last year.  We continue to make investments that will improve our ability to provide strategic partnering and integrated services as well as investments in infrastructure to enhance our ability to manage future growth.

Cash and cash equivalents at June 30, 2009 were $204 million compared to $190 million at March 31, 2009 and $196 million at June 30, 2008. At June 30, 2009, short-term debt totaled $58 million, a reduction of $22 million from last quarter.

Free cash flow (defined as operating cash flow less capital expenditures) for the second quarter of 2009 was $19 million, consisting of operating cash flow of $49 million less capital expenditures of $30 million. Free cash flow year to date was negative $12 million, consisting of operating cash flow of $59 million less capital expenditures of $71 million.   In 2009, we now expect free cash flow to be approximately $85 million, consisting of operating cash flow of approximately $255 million less capital expenditures of approximately $170 million.  The free cash flow target for 2009 assumes net Days Sales Outstanding (DSO) at 40 days.

Net Days Sales Outstanding (DSO) were 41 days at June 30, 2009 compared to 39 days at both March 31, 2009 and June 30, 2008.

The effective tax rate in the second quarter was 27.0%, down from the 29.0% rate last quarter, due primarily to a shift in the geographic mix of our earnings. We expect that the effective tax rate will be in the 28.0% range on a prospective basis.

The Company’s investor conference call will be webcast on July 30 at 9:00 am ET. Management’s commentary and presentation slides will be available through www.covance.com.

Covance, with headquarters in Princeton, New Jersey, is one of the world’s largest and most comprehensive drug development services companies with annual revenues greater than $1.7 billion, global operations in more than 25 countries, and more than 10,000 employees worldwide.  Information on Covance’s products and services, recent press releases, and SEC filings can be obtained through its website at www.covance.com.

Statements contained in this press release, which are not historical facts, such as statements about prospective earnings, savings, revenue, operations, revenue and earnings growth and other financial results are forward-looking statements pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995.  All such forward-looking statements including the statements contained herein regarding anticipated trends in the Company’s business are based largely on management’s expectations and are subject to and qualified by risks and uncertainties that could cause actual results to differ materially from those expressed or implied by such statements.  These risks and uncertainties include, without limitation, competitive factors, outsourcing trends in the pharmaceutical industry, levels of industry research and development spending, the Company’s ability to continue to attract and retain qualified personnel, the fixed price nature of contracts or the loss of large contracts, risks associated with acquisitions and investments, the closings of the acquisition of Merck’s genomics laboratory and the divestiture of the company’s IVRS service offering, the Company’s ability to increase order volume, the pace of translation of orders into revenue in late-stage development services, fluctuations in currency exchange rates, and other factors described in the Company’s filings with the Securities and Exchange Commission including its Annual Report on Form 10-K and Quarterly Reports on Form 10-Q.  The Company undertakes no duty to update any forward looking statement to conform the statement to actual results or changes in the Company’s expectations.

Financial Exhibits Follow

COVANCE INC.

CONSOLIDATED INCOME STATEMENTS

FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2009 AND 2008

(Dollars in thousands, except per share data)

(UNAUDITED)

	Three Months Ended June 30				Six Months Ended June 30
	2009		2008		2009		2008

Net revenues	$466,049		$436,912		$907,285		$849,344
Reimbursable out-of-pockets	23,226		24,911		50,447		46,516
Total revenues	489,275		461,823		957,732		895,860

Costs and expenses:
Cost of revenue	313,210		286,884		614,935		560,214
Reimbursed out-of-pocket expenses	23,226		24,911		50,447		46,516
Selling, general and administrative	69,569		65,242		133,523		124,259
Depreciation and amortization	23,273		17,331		42,887		34,679
Total costs and expenses	429,278		394,368		841,792		765,668

Income from operations	59,997		67,455		115,940		130,192

Other expense (income), net:
Interest expense (income), net	160		(1,501)		77		(4,097)
Foreign exchange transaction loss (gain), net	1,241		(481)		795		(1,546)
Gain on sale of business	(655)		(949)		(655)		(3,927)
Other expense (income), net	746	(a)	(2,931	)(b)	217	(a)	(9,570	)(c)

Income before taxes and equity investee earnings	59,251	(a)	70,386	(b)	115,723	(a)	139,762	(c)

Taxes on income	16,051	(a)	20,330	(b)	32,400	(a)	41,053	(c)

Equity investee (loss) earnings	(210)		817		(38)		1,266

Net income	$42,990	(a)	$50,873	(b)	$83,285	(a)	$99,975	(c)

Basic earnings per share	$0.67	(a)	$0.81	(b)	$1.31	(a)	$1.59	(c)

Weighted average shares outstanding - basic	63,823,792		62,825,444		63,705,105		63,069,018

Diluted earnings per share	$0.67	(a)	$0.80	(b)	$1.30	(a)	$1.56	(c)

Weighted average shares outstanding - diluted	64,193,664		63,756,789		64,024,143		64,058,649

(a) Includes the impact of a $655 gain on sale of Cardiac Safety Services ($426 net of tax) during the second quarter of 2009.

(b) Includes the impact of a $949 gain on sale of Cardiac Safety Services ($617 net of tax) during the second quarter of 2008.

(c) Includes the impact of a $3,927 gain on sale of Cardiac Safety Services ($2,553 net of tax) during the first six months of 2008.

Excluding the impact of the gain on sale of business:

Income before taxes and equity investee earnings	$58,596	$69,437	$115,068	$135,835

Taxes on income	$15,822	$19,998	$32,171	$39,679

Net income	$42,564	$50,256	$82,859	$97,422

Basic earnings per share	$0.67	$0.80	$1.30	$1.54

Diluted earnings per share	$0.66	$0.79	$1.29	$1.52

COVANCE INC.

CONSOLIDATED BALANCE SHEETS

JUNE 30, 2009 and DECEMBER 31, 2008

(Dollars in thousands)

	June 30	December 31
	2009	2008
	(UNAUDITED)
ASSETS
Current Assets:
Cash & cash equivalents	$204,351	$221,334
Accounts receivable, net	281,362	228,951
Unbilled services	105,417	112,719
Inventory	75,962	68,206
Deferred income taxes	16,767	15,029
Prepaid expenses and other current assets	102,735	91,451
Total Current Assets	786,594	737,690

Property and equipment, net	907,185	860,957
Goodwill, net	123,663	105,486
Other assets	49,654	48,955
Total Assets	$1,867,096	$1,753,088

LIABILITIES and STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$31,940	$41,887
Accrued payroll and benefits	80,664	104,607
Accrued expenses and other current liabilities	79,389	86,521
Unearned revenue	174,552	162,556
Short-term debt	58,000	50,000
Income taxes payable	29,693	14,224
Total Current Liabilities	454,238	459,795

Deferred income taxes	52,121	51,385
Other liabilities	50,746	47,059
Total Liabilities	557,105	558,239

Stockholders’ Equity:
Common stock	761	754
Paid-in capital	570,243	551,598
Retained earnings	1,212,854	1,129,569
Accumulated other comprehensive income (loss)	1,546	(13,975)
Treasury stock	(475,413)	(473,097)
Total Stockholders’ Equity	1,309,991	1,194,849

Total Liabilities and Stockholders’ Equity	$1,867,096	$1,753,088

COVANCE INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

FOR THE SIX MONTHS ENDED JUNE 30, 2009 AND 2008

(Dollars in thousands)

(UNAUDITED)

	Six Months Ended June 30
	2009	2008
Cash flows from operating activities:
Net income	$83,285	$99,975
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	42,887	34,679
Non-cash compensation expense associated with employee benefit and stock compensation plans	13,238	12,540
Deferred income tax benefit	(1,387)	(2,277)
Gain on sale of business	(655)	(3,927)
Loss on sale of property and equipment	264	253
Equity investee loss (earnings)	38	(1,266)
Changes in operating assets and liabilities, net of business acquired:
Accounts receivable	(51,478)	(6,775)
Unbilled services	8,468	(17,914)
Inventory	(7,756)	(6,544)
Accounts payable	(10,040)	(5,512)
Accrued liabilities	(32,000)	(12,331)
Unearned revenue	11,111	(942)
Income taxes payable	15,694	2,565
Other assets and liabilities, net	(13,033)	(6,676)
Net cash provided by operating activities	58,636	85,848

Cash flows from investing activities:
Capital expenditures	(70,911)	(143,163)
Acquisition of business, net of cash acquired	(18,620)	—
Proceeds from sale of business	655	3,927
Other, net	15	96
Net cash used in investing activities	(88,861)	(139,140)

Cash flows from financing activities:
Net borrowings under revolving credit facility	8,000	35,000
Payment of debt assumed upon acquisition of business	(5,431)	—
Stock issued under employee stock purchase and option plans	5,189	14,691
Purchase of treasury stock	(2,316)	(130,427)
Net cash provided by (used in) financing activities	5,442	(80,736)

Effect of exchange rate changes on cash	7,800	10,198

Net change in cash and cash equivalents	(16,983)	(123,830)

Cash and cash equivalents, beginning of period	221,334	319,485

Cash and cash equivalents, end of period	$204,351	$195,655